AMENDED AND RESTATED
SENIOR EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Senior Executive Severance Agreement (the "Agreement") is made effective as of July 31, 2006 between Medmark Inc., a Delaware corporation (the "Company"), and Stanley B. Blaylock ("Executive").

WHEREAS, Executive is currently employed by the Company and was party to a previous Amended and Restated Senior Executive Severance Agreement with the Company dated June 28, 2006 (the “Previous Agreement”) which Executive agreed to terminate;

WHEREAS, pursuant to the terms of the Stock Purchase Agreement by and among Walgreen Co. (“Walgreens”), Medmark Holdings Inc. (the Company’s parent company), and the stockholders of Medmark Holdings Inc., Walgreens is, as of the date hereof, purchasing all of the outstanding stock of the Company (the “Walgreens Stock Purchase”);

WHEREAS, the execution of this Agreement is necessary for the protection of the Company's legitimate and protectible business interests in its customers, prospective customers, accounts and confidential, proprietary, and trade secret information; and

WHEREAS, the parties desire to enter into this Agreement to replace the Previous Agreement.

NOW THEREFORE, for the consideration set forth herein, the receipt, adequacy and legal sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.           DEFINITIONS.

As used throughout this Agreement:

(a)	"Board" means the Board of Directors of the Company.

(b)	"Closing" means the official closing of the transaction contemplated by the Walgreens Stock Purchase.

(c)
"Company" means Medmark Inc. prior to the Effective Date.  After the Effective Date, Company means Medmark Inc. or such other Walgreens business unit that includes the operations of the Medmark business unit and that engages in the “Specialty Pharmacy Business,” as defined in the Stock Purchase Agreement.  For purposes of Executive’s obligations under Paragraphs 7 and 8, Company shall also include any other Walgreens business operation engaged in the “Specialty Pharmacy Business,” as defined in the Stock Purchase Agreement.

(d)
"Confidential Information" includes, but is not limited to, any information, in whole or part, concerning the Company's accounts, sales methods, sales proposals, customers or prospective customers, prospect lists, price lists, manuals, formulae, products, processes, plans, designs, methods, financial information or data (including financial statements, financial projections and budgets, historical and projects sales, and capital spending budgets and plans), marketing data, compositions, ideas, improvements, inventions, research and development, computer software and programs (including object code and source code), computer software and database technologies, computer related information or data, system documentation, patented products, copyrighted information, know how, and operating and distribution methods and any trade secret or other proprietary information belonging to the Company or relating to the Company's business and affairs; provided, that Confidential Information does not include any such information that is or becomes generally known to and available for use by the public other than as a result of Executive's fault or the fault of any other Person bound by or under duty of confidentiality to the Company.

(e)	"Customer" means any Person, in its capacity as a customer, whether a for-profit or not-for-profit entity, meeting any one or more of the following:

(i)
the Company contracted with such Person during the period of  Executive's employment; provided, however, that such Person shall not be deemed to be a Customer for purposes of this Paragraph 1(b)(i) if any such contract with the Company had been terminated for more than a two (2) year period preceding the termination of Executive's employment; or

(ii)
such Person was (A) a Prospective Customer, (B) a customer, or (C) an acquisition candidate for the Company which held direct discussions with the Company, in each case during the one (1) year period preceding the termination of Executive's employment.

(f)
"Competing Business" means any business engaged in the specialty pharmacy distribution or mail order pharmacy business or any other business engaged in by the Company during the term of Executive's employment.

(g)	"Effective Date" means the effective date of the Closing.

(h)
"Executive Invention" means any invention, technique, modification, process or improvement (whether patentable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created; conceived, or developed by the Executive, either solely or in conjunction with others, during the employment period of Executive covered hereunder and in connection with, arising out of, or relating to the Company's business.

(i)	"Person" means any individual, corporation, partnership, limited liability company or other entity.

(j)	"Post-Employment Period" means:

(A)	for all purposes under this Agreement, 24 months if Executive’s employment with the Company ends for any reason prior to the two-year anniversary of the Effective Date;

(B)	for purposes of Paragraph 7 of this Agreement, 18 months if Executive’s employment with the Company ends for any reason on or after the two-year anniversary of the Effective Date;

(C)
for purposes of Paragraph 9 of this Agreement, 18 months if Executive’s employment with the Company ends for any reason on or after the two-year anniversary of the Effective Date but prior to the five-year anniversary of the Effective Date; and

(D)	for purposes of Paragraph 9 of this Agreement, zero months if Executive’s employment with the Company ends for any reason on or after the five-year anniversary of the Effective Date.

(k)
"Prospective Customer" means a Person with whom the Company has had significant discussions regarding the provision of services or products related to the specialty pharmacy distribution or mail order business or any other business engaged in by the Company during the term of Executive's employment.

2.           EFFECTIVENESS AND TERM OF AGREEMENT.

This Agreement will become effective as of the Effective Date.  This Agreement shall remain in effect indefinitely, subject to the termination provisions of Paragraph 9, and subject to the expiration of Executive’s severance rights after five years, as provided in Paragraph 9.

3.           EMPLOYMENT DUTIES AND RESPONSIBILITIES.

Executive is employed as an at-will employee and shall perform such duties and responsibilities as are commensurate with and required by his or her position, and any such other duties as may be assigned to Executive by his or her direct and indirect supervisors from time to time.

Executive further agrees to devote all of Executive's business time, skill, energy, and attention exclusively to the business of the Company.  During Executive's employment with the Company, Executive will not engage in any other business for Executive's own account (except for Executive's personal investment activities, subject to the restrictions in Paragraph 7 below) or accept any employment from any other Person, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other Person, other than as a volunteer for charitable organizations or as a member of the board of directors for the companies listed on Schedule A hereto, without the prior written approval in accordance with Walgreens written policies concerning such matters.  Notwithstanding any other provision in the Agreement, upon the Closing, Executive agrees to continue in good faith with his or her responsibilities and duties hereunder, including using his or her commercially reasonable efforts to assist Walgreens with the transition for a period of twelve (12) months following the Effective Date; provided that the foregoing shall no longer apply following the termination of Executive’s employment without Cause or for Good Reason, pursuant to Paragraph 9(b) or 9(c) below.

4.           COMPENSATION.

As of the Effective Date, Executive's annual base salary shall be $250,000.00, and Executive’s bonus opportunity shall continue under the Company program in place prior to the Effective Date.  As of January 1, 2007, Executive shall be eligible for an annual bonus opportunity consistent with what is provided to similarly-situated employees of Walgreens Health Services.  Initially, it is expected that this bonus opportunity shall be pursuant to the Walgreens corporate bonus program, subject to pro-ration for the initial partial fiscal year of participation, and subject to a vesting requirement providing for 100% of the bonus for the first fiscal year of participation.  Executive shall receive such other compensation, if any, as determined pursuant to Walgreens management from time to time.  Executive's compensation is subject to review and modification by the Company at any time and without notice.  The Company shall be entitled to withhold from any or all compensation payments to Executive any amounts required by any applicable taxing or other authority, and any amounts owed by Executive to the Company that are past due.

5.           BENEFITS.

Executive shall be eligible for the standard benefits that apply to similarly situated Company employees at the same salary grade level, which benefits may be offered, modified, and/or discontinued by the Company at any time in without notice where permitted by law.  Initially as of the Effective Date, such benefits shall include, without limitation, the applicable Walgreens stock purchase and stock option programs, medical, prescription and dental coverage, life insurance coverage, disability and personal accident insurance coverage, vacation, personal and sick days, and such other benefits that are generally available to Company employees.  In addition, Executive’s annual vacation benefit shall be a minimum of four weeks (to the extent Executive is not otherwise entitled to four weeks’ annual vacation under Walgreens policy).

For purposes of eligibility and participation under Walgreens benefits (except for retiree health coverage), Executive’s service with the Company prior to the Effective Date shall be counted to the extent such service is generally credited to Company employees in connection with the Walgreens Stock Purchase (subject to the applicable five-year service credit cap).

6.           POLICIES AND PRACTICES.

Executive agrees to comply at all times with all rules, regulations, policies, practices, and procedures of Walgreens, any Walgreens affiliate and the Company that apply to similarly-situated Company employees and are in effect from time to time (the "Company's Policies").  Walgreens or the Company, as applicable, may alter, amend, add, and supplement the Company's Policies at any time in its sole discretion; provided, that the Company or Walgreens shall provide reasonable advance written notice to Executive of any such amendments.

7.           RESTRICTIVE COVENANTS.

In order to protect the legitimate business interests and goodwill of the Company, and to protect Confidential Information, Executive covenants and agrees that for the entire period of his or her employment with the Company, and for the applicable Post-Employment Period after termination of such employment by either party for any reason, Executive will not:

(a)
(i) contact any Customer of the Company for the benefit of a Competing Business or (ii) interfere with, or attempt to disrupt the relationship, contractual, or otherwise, between the Company and any of its Customers.

(b)
hire employees of the Company.  This restriction includes without limitation a prohibition on directly or indirectly employing, or knowingly permitting any Person or business directly or indirectly controlled by Executive, regardless of whether such Person or business is a Competing Business, from employing, any person who is employed by the Company.  For the period following the termination of Executive's employment with the Company, the term "employee" means an individual employed by the Company as of the date of, or within 90 days of, Executive's termination.

(c)
solicit employees of the Company.  This restriction includes without limitation a prohibition on directly or indirectly (i) interfering with, or attempting to disrupt the relationship, contractual, or otherwise, between the Company and any of its employees, and (ii) soliciting, inducing, or attempting to induce employees of the Company to terminate employment with the Company and become self-employed by a Competing Business.

(d)
compete with the Company.  This restriction includes without limitation a prohibition on directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling, participating in the ownership, management, operation, financing or control of, or being associated or in any manner connected with, any Competing Business, whether as a consultant, independent contractor, agent, employee, officer, partner, director, shareholder (except (i) limited partnership investments in private equity funds which may invest in venture capital-backed companies (where Executive's investment represents less than 1% percent ownership interest of any such company) or (ii) investments of less than 1% ownership interest of the outstanding securities of a corporation or other entity whose securities are listed on a stock exchange or quotation system and such entity files periodic reports with the Securities and Exchange Commission), distributor, representative, or otherwise, alone or in association with any other Person(s).

Executive agrees that the restrictions contained in paragraphs 7(a), 7(b), and 7(c) have no geographic limitation.  Executive agrees that the restrictions contained in Paragraph 7(d) are geographically limited to (a) the entirety of the United States and (b) any country if the Company conducted business within such country at any time during Executive's employment with the Company.

Executive acknowledges that (i) the Company's business is and following the date hereof will be national in scope, (ii) the Company's products and services are and following the date hereof will be marketed throughout the United States and (iii) the Company has competed and following the date hereof will compete with other businesses that are or could be located in any part of the United States.  Executive further covenants and agrees that restrictive covenants contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the nature and scope of the Company's business.

If a court or arbitrator of competent jurisdiction determines that one or more of the provisions of this Paragraph 7 are invalid, illegal, or unenforceable for any reason, then such provision or provisions shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable.  If Executive violates the provisions of this Paragraph 7, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

8.           NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION; INVENTIONS.

(a)           During the term of Executive's employment with the Company and at all times thereafter, Executive shall not, directly or indirectly, divulge, furnish or make accessible to any other Person, or use in any way any Confidential Information that Executive acquires or becomes acquainted with or will acquire or become acquainted with as a result of employment with the Company; provided, however, that Executive is authorized to disclose Confidential Information if such disclosure is:  (i) authorized by the Company in writing, (ii) to professionals engaged by the Company, such as attorneys, accountants, and other professionals, who need to know such information to provide services to the Company and who are required to maintain the confidentiality of such information, (iii) to any regulatory or governmental authority in the ordinary course of the Company's business, (iv) reasonably necessary in the ordinary course of the Company's business or (v) required by law.  The Confidential Information is the property of the Company, and Executive agrees that the use, misappropriation or disclosure of the Confidential Information (other than pursuant to the proviso in the immediately preceding sentence) would constitute a breach of trust, a breach of Executive's fiduciary duty to the Company, and would constitute irreparable injury to the Company.  Executive agrees to return all Confidential Information to the Company immediately upon the termination of Executive's employment with the Company, including the return of all passwords and codes necessary for the Company to access electronic files and information used by Executive for Company purposes, including all internet and electronic mail accounts where Executive has stored electronic information that may constitute Confidential Information.  Furthermore, Executive acknowledges that during the course of employment with the Company, Executive may be exposed to the confidential information of customers and other third parties, and Executive agrees to maintain the confidentiality of this information and will only use it as necessary to carry out the work for the Company consistent with the Company's arrangement with these customers and third parties.

(b)           Each Executive Invention, whether now existing or hereafter created, does and will belong exclusively to the Company.  If it is determined that any such works are not works made for hire, the Executive hereby assigns to the Company all of the Executive's right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Executive Inventions.  The Executive covenants that he or she  will promptly:  (i) disclose to the Company in writing any Executive Invention; (ii) assign to the Company or to a party designated by the Company, at the Company's request and without additional compensation, all of the Executive's right to the Executive Invention for the United States and all foreign jurisdictions; (iii) execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Executive Invention in the United States and any foreign jurisdictions; (iv) sign all other papers necessary to carry out the above obligations; and (v) give testimony and render any other assistance but without expense to the Executive in support of the Company's rights to any Executive Invention.

9.           TERMINATION AND SEVERANCE.

The rights and obligations of the parties regarding termination of Executive's employment with the Company are as follows.

(a)           Termination by the Company with Cause.

The Company has the right to terminate Executive's employment at any time if the Board determines in good faith that there is "Cause" for termination.  There is Cause for termination if the Board determines in good faith that any one or more of the following have occurred:

(i)
Executive has been indicted or convicted of, or entered a plea of guilty or nolo contendere to, any crime (A) constituting a felony under any state or federal law or (B) involving fraud, embezzlement or an act of moral turpitude, whether or not in connection with the performance by Executive of his or her duties or obligations to the Company (if Executive is charged with such a crime, the Company may suspend him or her with pay until the charges are resolved);

(ii)
Executive (A) commits an act of fraud with respect to a material aspect of the Company's business, even if not criminally charged, indicted, or convicted therefor; or (B) has engaged in any willful misconduct, even if not criminal in nature, that brings the Company or any of its officers, directors, subsidiaries or shareholders into public disgrace or disrepute in any material respect; or

(iii)
Executive has (A) been grossly negligent in the performance of his or her duties and obligations; (B) breached any obligation contained in Paragraph 7, 8 or 20 herein; or (C) breached any obligation contained in Paragraph 6 herein, but only to the extent that such breach constitutes a material violation of one or more significant Company Policies and such policy violation is such that, under typical circumstances, immediate termination of employment would result.

The Company shall give written notice to Executive of a determination by the Board that there is Cause for termination.  Such notice shall be given by the Company's most senior officer or any member of the Board.  A termination for Cause is effective as of the date that notice is sent to Executive, regardless of the date on which Executive receives such notice.  If Executive's employment is terminated for Cause, Executive will receive no severance or separation pay of any sort after the effective date of the termination, except for base salary earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive in the normal course consistent with the Company's Policies.

Executive acknowledges and agrees that if the Company terminates Executive's employment with Cause, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not limited to, the obligations and restrictions contained in Paragraphs 7, 8 and 20 of this Agreement.

(b)           Termination by the Company Without Cause.

The Company has the right to terminate Executive's employment at any time without Cause.

The Company shall give written notice to Executive of a termination without Cause.  Such notice shall be given by the Company's most senior officer or any member of the Board.  Such termination will be effective thirty (30) calendar days after Executive receives such notice.  In the Company's sole discretion, the Company may require that Executive continue performing such duties as may reasonably be assigned to Executive for the thirty (30) days after Executive receives notice of a termination without Cause.

If Executive's employment is terminated without Cause, for the Post-Employment Period, Executive will be entitled to (i) "Severance Pay" and (ii) the payment by the Company of Executive's premiums with respect to health insurance coverage under COBRA.  As used herein, "Severance Pay" means an amount, in the aggregate, equal to Executive's then current base salary, not including bonus payments, equity awards, expense reimbursements, or any other form of compensation or benefits, payable over the Post-Employment Period.  Executive will receive the Severance Pay in equal payments over the course of the Post-Employment Period, paid in accordance with the Company's normal payroll practices.  Executive will not be eligible for, nor will Executive have any right to receive, any other severance from the Company.  Specifically, during the Post-Employment Period, Executive will not be eligible for, nor will Executive have any right to receive, expense reimbursement, bonus payments of any nature, equity awards, or any other payment or benefit of any nature other than the Severance Pay set forth above, except for compensation earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive prior to the date of termination in the normal course consistent with the Company's Policies.

Executive acknowledges and agrees that if the Company terminates Executive's employment without Cause, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not limited to, the obligations and restrictions contained in Paragraphs 7, 8 and 20 of this Agreement.  Executive's compliance with these post-employment obligations and restrictions is mandatory condition precedent to Executive's right to receive any portion of the Severance Pay.  Should Executive breach any such post-employment obligations and restrictions, the Company will immediately cease making payments of the Severance Pay.  If the Company fails to pay any severance payments within thirty (30) days of the relevant due date, Executive shall immediately be released from all post-employment obligations and restrictions set forth in Paragraph 7 above.

(c)           Termination by Executive for Good Reason.

Executive has the right to terminate Executive's employment for "Good Reason" at any time after the Effective Date and prior to the five-year anniversary of the Effective Date.  As used herein, "Good Reason" means that any one or more of the following have occurred:

(i)
Without Executive's oral or written agreement, the Company has reduced Executive's annual base salary, not including bonus payments, equity awards, expense reimbursements, or any other form of compensation or benefits, by an amount equal to 15% or more.

(ii)
Without Executive's oral or written agreement, the Company has relocated the location of Executive's office to a location that increases Executive's normal work commute (one-way) by more than fifty (50) miles.

Executive shall give written notice to the Company of a termination for Good Reason to the Company's most senior officer or any member of the Board.  Such termination will be effective thirty (30) calendar days after the Company receives such notice.  In the Company's sole discretion, the Company may require that Executive continue performing such duties as may reasonably be assigned to Executive for the thirty (30) days after the Company receives notice of a termination for Good Reason.

If Executive terminates employment for Good Reason, Executive will be entitled to receive "Severance Pay" and subsidized COBRA coverage in the same amount and in the same manner as a termination by the Company without Cause, as set forth above in Paragraph 9(b).

Executive acknowledges and agrees that if Executive terminates employment for Good Reason, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not limited to, the obligations and restrictions contained in Paragraphs 7, 8 and 20 of this Agreement.  Executive's compliance with these post-employment obligations and restrictions is a mandatory condition precedent to Executive's right to receive any portion of the Severance Pay.  Should Executive breach any such post-employment obligations and restrictions, the Company will immediately cease making payments of the Severance Pay.  If the Company fails to pay any severance payments within thirty (30) days of the relevant due date, Executive shall immediately be released from all post-employment obligations and restrictions set forth in Paragraph 7 above.

(d)           Termination by Executive Without Good Reason.

Executive has the right to terminate Executive's employment at any time without Good Reason.

Executive shall give written notice to the Company of a termination without Good Reason to the Company's most senior officer or any member of the Board.  Such termination will be effective thirty (30) calendar days after the Company receives notice.  In the Company's sole discretion, the Company may require that Executive continue performing such duties as may reasonably be assigned to Executive for the thirty (30) days after the Company receives notice of a termination without Good Reason.

If Executive terminates employment without Good Reason, Executive will receive no severance or separation pay of any sort after the effective date of the termination, except for base salary earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive in the normal course consistent with the Company's Policies.

Executive acknowledges and agrees that if Executive terminates employment without Good Reason, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not to limited, the obligations and restrictions contained in Paragraphs 7, 8 and 20 of this Agreement.

(e)           Termination Upon Total Disability, Retirement, or Death.

Executive's employment with the Company will terminate upon Executive's "Total Disability," retirement, or death.

As used herein, "Total Disability" means (i) if Executive is covered under a long-term disability plan which is paid for by the Company, Executive is totally disabled under the terms of that plan; or (ii) if no such plan exists, Executive's inability to perform the important functions or duties of his or her job or position by reason of a physical or mental condition for one hundred eighty (180) calendar days, which need not to be consecutive, during any twelve (12) consecutive month period (the effective date of such Total Disability shall be the day next following such one hundred eightieth (180th) day).  Executive acknowledges that any accommodation for a disability that resulted in Executive's inability to perform the essential functions of the position for more than such one hundred eighty (180) day period would constitute an undue hardship on the Company.

The Company shall give written notice to Executive of a termination due to Total Disability.  Such notice shall be given by the Company's most senior officer or any member of the Board.  A termination due to Total Disability is effective as of the date that notice is sent to Executive, regardless of the date on which Executive receives such notice.  If Executive's employment is terminated due to Total Disability, Executive will receive no severance or separation pay of any sort after the effective date of the termination, except for base salary earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive in the normal course consistent with the Company's Policies.  In addition, Executive will remain entitled to salary continuation payments or other benefits under any applicable Company plan providing disability benefits.

Executive acknowledges and agrees that if the Company terminates Executive's employment due to Total Disability, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not limited to, the obligations and restrictions contained in Paragraphs 7, 8 and 20 of this Agreement.

Executive's employment with the Company will automatically terminate if Executive retires from employment with the Company (in accordance with Walgreens policies defining qualification for retirement).  Executive will receive no severance or separation pay of any sort after the date of retirement, except for base salary earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive in the normal course consistent with the Company's Policies.  Executive will remain entitled to salary continuation payments or other benefits under any applicable Company plan providing retirement benefits.

Executive acknowledges and agrees that in the event of a termination of employment due to retirement, Executive has continuing post-employment obligations and restrictions under this Agreement after the termination of employment, including, but not limited to, the obligations and restrictions contained in Paragraphs 7 and 8 above.

Executive's employment with the Company will automatically terminate if Executive dies while employed by the Company.  Executive's estate will receive no severance or separation pay of any sort after the date of death, except for base salary earned with respect to services performed prior to the date of termination and, to the extent not previously paid, reimbursement of any expenses incurred by Executive in the normal course consistent with the Company's Policies.  In addition, Executive's estate will remain entitled to salary continuation payments or other benefits under any applicable Company plan providing death benefits.

10.           NOTIFICATION TO OTHER PARTIES.

In the event of Executive's termination of employment with the Company for any reason, Executive consents to the Company communicating with any new employer about the restrictions and obligations imposed on Executive under this Agreement.

11.           EQUITABLE RELIEF; FEES AND EXPENSES.

Executive stipulates and agrees that any breach of Paragraph 7, 8 or 20 of this Agreement by Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees from any court of competent jurisdiction as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement.  Such right to equitable relief is in addition to all other legal remedies the Company may have to protect its rights.  In the event of a dispute under this Agreement, the non-prevailing party shall be responsible for reimbursing the reasonable attorney's fees and costs of the prevailing party.  Executive further covenants and agrees that any order of court or judgment obtained by the Company which enforces the Company's rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where Company does business, and that said court or body shall give full force and effect to said order and/or judgment.

12.           DISPUTE RESOLUTION PROCEDURE.

If the Company and Executive mutually agree to arbitrate a dispute, such dispute shall be arbitrated in accordance with the rules of the American Arbitration Association.  The Company and Executive agree that any dispute arbitrated will be heard solely through arbitration, and not by a court.

13.           NO ORAL MODIFICATIONS.

This Agreement can be modified, amended, or supplemented only by a writing signed by the party to be bound.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Any failure by the Company to insist upon Executive's strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions, nor shall it be deemed a waiver of the terms and conditions of the Agreement in whole or in part.

14.           ACKNOWLEDGEMENTS OF EXECUTIVE.

Executive hereby acknowledges and agrees that:  (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without Cause or terminates this Agreement for or without Good Reason; (c) Executive has no intention of competing with the Company within the limitations set forth above; (d) Executive has received adequate and valuable consideration in exchange for his or her obligations under this Agreement; (e) Executive's covenants shall be construed as independent of any other provision in this Agreement (other than the last paragraph in each of Paragraphs 9(b) and 9(c)) and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants; and (f) Executive's continued employment with the Company is not guaranteed for any term or time period whatsoever.

15.           FULL UNDERSTANDING.

Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel regarding this Agreement and the terms it contains, that Executive has carefully read and fully understands all of the provisions of this Agreement, and that Executive, in consideration for the compensation and benefits set forth herein, is voluntarily entering into this Agreement.

16.           ENTIRE AGREEMENT; SEVERABILITY.

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes the Existing Agreement and all other prior agreements, written, or oral, between the parties hereto concerning the subject matter hereof.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein, subject to the provisions of Paragraph 7 above.  The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive's employment with the Company for any reason.

17.           OTHER AGREEMENTS.

Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement, or understanding that would affect Executive's right or abilities to perform under this Agreement.  Executive specifically represents that Executive will not use any confidential information obtained from Executive's prior employer(s) in the performance of Executive's duties herein.

18.           CHOICE OF LAW, JURISDICTION AND VENUE.

The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles.  Jurisdiction and venue is exclusively limited in any proceeding by the Company or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania.  Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania.  Executive agrees not to object to any petition filed by the Company to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19.           ASSIGNMENT; SUCCESSORS IN INTEREST.

This Agreement is binding upon the parties hereto and shall inure to their respective heirs, personal representatives, successors, and permitted assigns.  The Company shall have the right to assign this Agreement, including without limitation the restrictions set forth in Paragraphs 7, 8 and 20, in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business and/or any assets of the Company, and Executive agrees to be obligated by this Agreement, including without limitation the restrictions set forth in Paragraphs 7, 8 and 20, to any successor, assign, or surviving entity.  Any successor to the Company is an intended third party beneficiary of this Agreement.  Executive may not assign this Agreement.

20.           NON-DISPARAGEMENT.

During the term of Executive's employment with the Company and at all times thereafter, Executive agrees that Executive will not disparage or subvert the Company or its affiliated corporations or entities, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents, or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive's employment and the termination of Executive's employment, irrespective of the truthfulness, or falsity of such statement.

During the term of Executive's employment with the Company and at all times thereafter, the Company agrees that it will not disparage or subvert Executive, or make any statement reflecting negatively on Executive, including, but not limited to, any matters relating to Executive's employment and the termination of Executive's employment, irrespective of the truthfulness, or falsity of such statement.

21.           COUNTERPARTS; FACSIMILE.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22.           HEADINGS.

The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Senior Executive Severance Agreement as of the day and year first above written.

MEDMARK INC.                                                                                                EXECUTIVE

By:           /s/ Barbara Beaudin                                                                                     /s/ Stanley B. Blaylock
Name: Barbara Beaudin                                                                                     Stanley B. Blaylock
Title: CFO/Secretary

Approved on behalf of WALGREEN CO.

By:           ___________________________
Name:
Title: